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                                  EXHIBIT 23.2


                              ACCOUNTANTS' CONSENT



The Board of Directors
Schering Aktiengesellschaft


We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form F-4 of Schering Aktiengesellschaft (the "Registrant") of our report dated February 27, 2002 with respect to the consolidated balance sheets of Schering Aktiengesellschaft as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 2001 and our report dated March 2, 2000 except for Notes 37 and 38 which are as of May 9, 2000 with respect to the consolidated balance sheets of Schering Aktiengesellschaft as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, appearing in the Company's Registration Statement on Form 20-F filed on September 27, 2000.

We also consent to the reference to us under the captions "Experts" and "Selected Historical Consolidated Financial Data Of Schering" in the Proxy Statement/Prospectus.



Berlin, Germany                                      /s/ BDO International GmbH
April 15, 2002